FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration No. 333-274204

January 27, 2026

Flora Growth Corp. Announces Proposed Underwritten Public Offering

Toronto, Ontario, January 27, 2026 -- Flora Growth Corp. (Nasdaq: FLGC) (the "Company"), today announced it has commenced an underwritten public offering of its common shares. All common shares in the offering are to be offered by the Company. The offering is subject to market conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

R.F. Lafferty & Co., Inc. is acting as the sole book-running manager for the offering.

The common shares are being offered by the Company pursuant to a "shelf" registration statement on Form S-3 (File No. 333-274204), which was filed with the U.S. Securities and Exchange Commission (the "SEC") on August 25, 2023, amended on August 30, 2023 and declared effective by the SEC on September 6, 2023, and the accompanying prospectus contained therein.

The offering is being made only by means of a prospectus supplement and accompanying prospectus. A prospectus supplement describing the terms of the public offering will be filed with the SEC and will form a part of the effective registration statement.

Copies of the prospectus supplement and the accompanying prospectus relating to this offering may be obtained, when available, on the SEC's website at http://www.sec.gov or alternatively, from: R. F. Lafferty & Co., Inc., 40 Wall Street, Suite 3602, New York, NY 10005; (212) 293-9090.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Flora Growth Corp.

Flora Growth Corp., which is set to be rebranded as ZeroStack, is the first, Nasdaq-listed, asset management company focused on providing exposure to decentralized AI. The Company also operates a global pharmaceutical distribution business through its wholly owned subsidiary, Phatebo GmbH. For more information, visit https://zerostack.ai/

Cautionary Statement Concerning Forward-Looking Statements

This press release may contain "forward-looking statements," as defined by U.S. federal securities laws. Forward-looking statements reflect the Company's current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words "believe," "expect," "anticipate," "will," "could," "would," "should," "may," "plan," "estimate," "intend," "predict," "potential," "continue," and the negatives of these words and other similar words or expressions generally identify forward-looking statements. Such forward-looking statements are subject to various and risks and uncertainties, including those described under section entitled "Risk Factors" in the Company's Annual Report on Form 10-K filed with the United States Securities and Exchange Commission on March 24, 2025 and in the Company's Quarterly Report on Form 10-Q filed with the SEC on November 5, 2025, as such factors may be updated from time to time in the Company's periodic filings with the SEC, which are accessible on the SEC's website at www.sec.gov/edgar. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the Company's filings with the SEC. While forward-looking statements reflect the Company's good faith beliefs, they are not guarantees of future performance. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes after the date of this press release, except as required by applicable law. You should not place undue reliance on any forward-looking statements, which are based on information currently available to the Company (or to third parties making the forward-looking statements).

Investor Contact: ir@zerostack.ai

Media Contact: zerostack@dittopr.co